EXHIBIT 24.1

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors of The Ryland Group, Inc., a Maryland corporation (“Ryland”), constitute and appoint Timothy J. Geckle and Robert J. Cunnion, III, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors of Ryland, on Ryland’s Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of Common Stock of Ryland pursuant to The Ryland Group, Inc. 2007 Equity Incentive Plan and to sign for the undersigned in their respective names as directors of Ryland, on Ryland’s Post-Effective Amendment No. 1 to Form S-8 for The Ryland Group, Inc. 2005 Equity Incentive Plan relating to the deregistration of shares thereunder, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

Signature	Title	Date

/s/ Daniel T. Bane Daniel T. Bane	Director	April 27, 2007

/s/ Leslie M. Frécon Leslie M. Frécon	Director	April 27, 2007

/s/ Roland A. Hernandez Roland A. Hernandez	Director	April 27, 2007

/s/ William L. Jews William L. Jews	Director	April 27, 2007

/s/ Ned Mansour Ned Mansour	Director	April 27, 2007

/s/ Robert E. Mellor Robert E. Mellor	Director	April 27, 2007

/s/ Norman J. Metcalfe Norman J. Metcalfe	Director	April 27, 2007

/s/ Charlotte St. Martin Charlotte St. Martin	Director	April 27, 2007

/s/ Paul J. Varello Paul J. Varello	Director	April 27, 2007